UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

EXCO RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368‑2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation. On February 28, 2013, Stephen F. Smith resigned as President of EXCO Resources, Inc. (the “Company”). Mr. Smith plans to retire and has decided to resign as Chief Financial Officer of the Company, effective April 1, 2013. Mr. Smith shall continue serving as an employee of the Company from February 28, 2013 until May 31, 2013 and he will not stand for re-election as a Director at the Company’s next annual meeting of shareholders (the “Annual Meeting”) scheduled to be held on May 30, 2013. Mr. Smith’s decision to resign did not involve any disagreement with the Company.

Effective February 28, 2013, the Company entered into a transition consulting agreement (the “Consulting Agreement”) with Mr. Smith, pursuant to which Mr. Smith agreed to resign from his current positions as described above and to assist with the transition of his current duties and responsibilities to each of his respective successors and perform such other duties as agreed to between the parties during the transition period from February 28, 2013 until May 31, 2013 (the “Transition Period”). During the Transition Period, the Company will continue to pay Mr. Smith his monthly base salary that was in effect immediately prior to February 28, 2013, less applicable withholding taxes.

Following the Transition Period, Mr. Smith has agreed to serve as a consultant to the Company and as a director of EXCO/HGI GP, LLC, the general partner of EXCO/HGI Production Partners, LP, and to provide consulting services, among other things, related to assistance with the Company’s operational, financial, human resources, recruiting, vendor relations, business development activities, future partnership entities and other projects and duties that are agreed to between the Company’s Management Executive Committee and Mr. Smith. Pursuant to the Consulting Agreement, Mr. Smith has agreed to provide such consulting services beginning on June 1, 2013 and ending on June 1, 2016 (the “Consulting Period”). The Consulting Agreement will terminate upon the earlier of (i) June 1, 2016, (ii) the date Mr. Smith dies or suffers a total and permanent disability, (iii) sixty days following the date Mr. Smith provides written notice that he intends to cease providing consulting services or (iv) immediately on the date that the Company notifies Mr. Smith in writing that it is terminating the Consulting Agreement for cause (as defined in the Consulting Agreement) (clauses (iii) and (iv) above each being referred to herein as an “Award Termination Event”).

The Consulting Agreement further provides: (i) that the Company will pay Mr. Smith a consulting fee of $250,000 per year during the Consulting Period, payable in equal monthly installments, (ii) that for any awards previously granted to Mr. Smith under the Amended and Restated EXCO Resources, Inc. 2005 Long-Term Incentive Plan (as amended, the “Plan”) and outstanding as of February 28, 2013, a termination of service shall not be deemed to have occurred, and such awards shall continue to vest as provided in the underlying award agreements, as amended by the Consulting Agreement, as long as Mr. Smith provides services under the Consulting Agreement, (iii) that to the extent any awards previously granted to Mr. Smith are options, the unvested portion of such options shall immediately become fully vested and exercisable upon the earlier of June 1, 2016 or the date the Consulting Agreement terminates for any reason (other than as a result of an Award Termination Event) and the vested portion of such options shall remain exercisable until the earlier of (A) the last day of the term of the option (which term shall be extended to the same extent as the term may be extended by the Board of Directors or other governing body of the Company from time to time for other options that were granted on the same date to a group of participants), or (B) one year after the date the Consulting Agreement terminates as a result of an Award Termination Event, (iv) that to the extent any awards previously granted to Mr. Smith are restricted stock, the unvested portion of such restricted stock shall immediately become fully vested upon the earlier of (A) June 1, 2016 or (B) the date the Consulting Agreement terminates for any reason (other than as a result of an Award Termination Event) and (iv) for certain other expense reimbursement and COBRA benefits. The Consulting Agreement supersedes any and all prior agreements or understandings between the parties. The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Appointments. On February 28, 2013, the Company’s Board of Directors (the “Board”) appointed Harold L. Hickey to serve as the Company’s President, effective February 28, 2013, and Mark Mulhern to serve as the Company’s Executive Vice President and Chief Financial Officer, effective April 1, 2013. Mr. Mulhern will continue to serve as a Director until the Annual Meeting but has resigned from the Audit Committee and Compensation Committee of the Board, effective February 28, 2013.

Mr. Hickey, age 57, became the Company’s Chief Operating Officer in October 2005. From October 2005 until February 2013, Mr. Hickey served as the Company’s Vice President and from January 2004 until October 2005, Mr. Hickey served as President of the Company’s wholly-owned subsidiary, North Coast Energy, Inc. Mr. Hickey was the Company’s Production and Asset Manager from February 2001 to January 2004. From April 2000 until he joined the Company, Mr. Hickey was Chief Operating Officer of Inca Natural Resources Group, L.P., an independent oil and natural gas exploration company. Prior to that, Mr. Hickey worked at Mobil Oil Corporation from 1979 to March 2000.
In connection with Mr. Mulhern’s appointment as Executive Vice President and Chief Financial Officer, the Company has entered into a Letter Agreement (the “Letter Agreement”) with Mr. Mulhern. Pursuant to the Letter Agreement, Mr. Mulhern will receive an annual base salary of $750,000 and will be eligible for an annual cash bonus under the Company's Incentive Plan (as defined below) pursuant to which up to 50% of his annual salary may be earned based on the achievement of certain performance metrics of the Company and up to 50% of his annual salary may be earned at the discretion of the Compensation Committee. Pursuant to the Letter Agreement, Mr. Mulhern will be entitled to receive: (i) a stock option to purchase 200,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on April 1, 2013 that vests over a three year period in equal portions with 25% of the shares subject to the option vesting on the date of grant and an additional 25% of the shares subject to the option vesting on each of the next three anniversaries of the date of grant and (ii) 100,000 shares of restricted stock that vest over a three year period in equal portions with one-third of the shares of restricted stock vesting on each of April 1, 2014, April 1, 2015 and April 1, 2016. The stock option and restricted stock awards will be granted under and pursuant to the terms of the Plan. The Letter Agreement also provides, among other things, that Mr. Mulhern will be entitled to a one time relocation and recruitment payment of $200,000 and to participate in benefit plans applicable to the Company’s senior executives. The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, which is filed herewith as Exhibit 10.2 and incorporated by reference herein.
Mr. Mulhern, age 53, became one of the Company’s Directors in February 2010. Mr. Mulhern previously served as Chief Financial Officer and Senior Vice President of Progress Energy, Inc. and managed its financial services group until July 2012. Mr. Mulhern joined Progress Energy in 1996 as Vice President and Controller. Before joining Progress Energy, Mr. Mulhern was the Chief Financial Officer at Hydra Co Enterprises, the independent power subsidiary of Niagara Mohawk. He also spent eight years at PricewaterhouseCoopers LLP in Syracuse, New York, serving a wide variety of manufacturing and service businesses. Mr. Mulhern serves on the Board of Directors of Highwoods Properties, Inc. He is a 1982 graduate of St. Bonaventure University. Mr. Mulhern is a certified public accountant, a certified management accountant and a certified internal auditor. Mr. Mulhern’s background and experience provide him with extensive knowledge of the energy industry as well as significant finance and executive leadership experience and important insights into financial reporting and oversight, executive compensation and board functions. Mr. Mulhern has also completed the nuclear executive program at the Massachusetts Institute of Technology.
Kyle Hickey, the son of Mr. Hickey, was retained by the Company as a consultant to perform land functions from January 1, 2011 until he became one of the Company’s employees in May 2011. From January 1, 2012 through February 28, 2013, fees and compensation paid to Mr. Kyle Hickey totaled approximately $125,000.
On March 4, 2013, the Company issued a press release announcing Mr. Smith’s resignation and Messrs. Hickey’s and Mulhern’s appointments. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Management Incentive Plan. On February 28, 2013, the Board adopted the 2013 Management Incentive Plan (the “Incentive Plan”). The Incentive Plan is administered by the Compensation Committee of the Board.
The Incentive Plan creates an annual incentive pool for the calendar year beginning January 1, 2013 (the “Performance Period”). The incentive pool is calculated as a percentage of the aggregate base salaries paid to employees eligible for the Incentive Plan during the Performance Period, based on the achievement of the following performance measures of the Company: production, net asset value, finding costs, adjusted EBITDA, relative total shareholder return and the discretion of the Compensation Committee. The incentive pool for the Performance Period is determined as follows:

The maximum amount of the incentive pool for the Performance Period under the Incentive Plan equals approximately $8.0 million. The amount of the incentive pool is calculated using the weighted actual achievement of the performance goals for each performance measure for the Performance Period, provided that the Compensation Committee has the authority to reduce or eliminate the incentive pool at any time. Production, net asset value, finding costs, adjusted EBITDA and relative total shareholder return are each weighted at 10% while the remaining 50% is at the discretion of the Compensation Committee. The target goal was established using the Company’s internal budget representing the high end of the Company’s published guidance. The threshold goal was established at 10% below the target goal while the maximum goal was established at 15% above the target goal.

The Compensation Committee has the authority to allocate the amounts of the individual awards to eligible employees under the Incentive Plan. Awards under the Incentive Plan (if any) will be paid out as soon as administratively possible after December 31, 2013, but in no event later than March 15, 2014.

The Company’s named executive officers and other officers, as designated by the Board of Directors of the Company, are eligible to participate in the Incentive Plan. Awards under the Incentive Plan are subject to customary forfeiture, change in control and termination provisions. The foregoing description of the Incentive Plan does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the complete text of the Incentive Plan, which is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Transition Consulting Agreement, dated February 28, 2013, by and between EXCO Resources, Inc. and Stephen F. Smith.
10.2	Letter Agreement, dated March 1, 2013, by and between EXCO Resources, Inc. and Mark Mulhern.
10.3	EXCO Resources, Inc. 2013 Management Incentive Plan.
99.1	Press release, dated March 4, 2013, issued by EXCO Resources, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCO RESOURCES, INC.

Date: March 6, 2013 By:	/s/ J. Douglas Ramsey, Ph.D.
Name:    J. Douglas Ramsey, Ph.D.
Title:    Vice President - Finance

EXHIBIT INDEX

Exhibit No.	Description
10.1	Transition Consulting Agreement, dated February 28, 2013, by and between EXCO Resources, Inc. and Stephen F. Smith.
10.2	Letter Agreement, dated March 1, 2013, by and between EXCO Resources, Inc. and Mark Mulhern.
10.3	EXCO Resources, Inc. 2013 Management Incentive Plan.
99.1	Press release, dated March 4, 2013, issued by EXCO Resources, Inc.